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[i2 TECHNOLOGIES LOGO]                                                    [LOGO]


                                                                   PRESS RELEASE


                  FOR IMMEDIATE RELEASE


                  i2 TECHNOLOGIES PRICES SECONDARY OFFERING
                  OF 3,000,000 SHARES OF COMMON STOCK

                  IRVING, TEXAS
                  December 5, 1997

                  i2 Technologies, Inc. (NASDAQ: ITWO), today announced the pricing of its secondary public offering for the sale of 2,000,000 shares of common stock by the Company, and 1,000,000 shares by certain shareholders, at $46.50 per share. The Company will receive net proceeds from the offering of approximately $89.6 million, to be used for working capital and general corporate purposes. The lead manager for the offering was Goldman, Sachs & Co., and co-managers were Deutsche Morgan Grenfell Inc., Hambrecht & Quist LLC, and UBS Securities LLC.

                  Sanjiv Sidhu, chairman and chief executive officer, commented, "We are very pleased to have been able to complete this offering after a fairly volatile period in the stock market. We were able to increase the float and liquidity for our shareholders, and secure additional capital to enable continued development of products that will benefit our customers."

                  Founded in 1988, i2 Technologies is a leading provider of client/server-based decision support software products for supply chain management and related applications for a variety of industries, including consumer packaged goods, automotive, metals, high tech and electronics. i2 Technologies, Inc. is based in Irving, Texas, has approximately 1,000 employees and maintains offices worldwide.

                  Copies of the prospectus related to the offering may be obtained from the offices of Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, New York, 10004.

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                  CONTACT:
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                  Joan Geoghegan                        Brent Anderson
                  Geoghegan Associates PR               i2 Technologies, Inc.
                  617-863-9933                          214-860-6012
                  joan@spinpros.com                     brent_anderson@i2.com

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